CONFESSION OF JUDGMENT

Pursuant to Minn. Stat. § 548.22, Jonathan S. Miner (“Guarantor”) hereby admits, acknowledges, certifies and confesses judgment to Elmer R. Salovich, Trustee of the Elmer Salovich Revocable Living Trust U/A dated December 16, 1996 (“Lender”) upon the terms and subject to the conditions set forth below.

1.

Factual Basis for Confession of Judgment.  Lender loaned $250,000 to Digitiliti Inc., a Delaware corporation (“Digitiliti”), pursuant to a Convertible Note (the “Note”) executed on or about October 15, 2008.  The Note is in the original principal sum of $250,000 and bears interest at the rate of 12% per annum.  The Note is due and payable in full in six months.  Lender required, as a condition of making the loan, the personal guaranty of Guarantor for the payment of all sums coming due under the Note.  Guarantor has a financial interest in Digitiliti.  Guarantor accordingly executed a Guaranty (the “Guaranty”) concurrently with the execution of the Note whereby he personally guaranteed to Lender all payments coming due under the Note.  The Guaranty specifically provides that the amount of indebtedness guaranteed under the Note shall at no time exceed the original principal balance of the Note, plus interest thereon, less any payments against the Note balance that may have been made from time-to-time.

2.

Confession of Judgment.  Subject and pursuant to the Note and Guaranty, Guarantor hereby confesses judgment to Lender for all sums that have come due and remain unpaid under the Note (the “Balance Due”).  Guarantor hereby authorizes entry of judgment against him and in favor of Lender for the Balance Due pursuant to the terms of and subject to the conditions set forth in this Confession of Judgment.

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3.

Authority and Procedure for Entry of Judgment.  Guarantor hereby empowers the Court Administrator of the Hennepin County District Court in Minnesota (the “Court Administrator”), to enter judgment against him and in favor of Lender for the Balance Due upon the occurrence of an Event of Default, as such term is described in the Note, and the giving to him of all notices as required by the terms of the Note and Guaranty.  As a condition to entry of the judgment amount, Lender shall, either personally or through an attorney authorized to practice in the State of Minnesota, make and file with the Court Administrator a pre-judgment affidavit (the “Affidavit”).  The Affidavit shall state with particularity the existence and nature of the Event of Default, the giving of all notices as required by the Note and Guaranty, and the failure of Digitiliti and Guarantor to pay the Balance Due prior to the expiration of any applicable grace period.  The Affidavit shall be accompanied by an accounting showing the calculation of the Balance Due, together with copies of notices of nonpayment sent and responses to such notices, if any.  Guarantor shall be provided with a copy of the Affidavit at least five (5) business days prior to the filing of the same.  Based upon the Affidavit, the Court may immediately enter judgment against Guarantor and in favor of Lender for the Balance Due as set forth in the Affidavit.  Lender may not enter judgment against Guarantor or file the Confession of Judgment with any court unless and until the Affidavit has been filed with the Court Administrator.

4.

Termination of the Confession of Judgment.  This Confession of Judgment shall automatically be terminated, null and void upon termination of the Guaranty and/or payment of the Note in full.

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Dated: October 15, 2008

/s/ Jonathan S. Miner

Jonathan S. Miner

VERIFICATION

I, Jonathan S. Miner, have read the foregoing Confession of Judgment and know the contents thereof.  I declare under penalty of perjury that the factual statements set forth in the foregoing Confession of Judgment are to the best of my knowledge true and correct and that this Verification was executed on October 15, 2008.

WITNESS:

/s/ Jonathan S. Miner

Jonathan S. Miner

/s/ Pamela J. Miner

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